I, C. Matthew Smith and P. H. Glatfelter Company, (hereinafter “Glatfelter” or “Company”), hereby enter into this Severance Agreement and General Release (hereinafter “Agreement” or “Agreement and General Release”) dated January 31, 2005 concerning my termination of employment with Glatfelter. I agree to the terms of this Agreement on behalf of myself, and my heirs, estate, executors, administrators, successors, and assigns. Glatfelter enters into this Agreement on behalf of P. H. Glatfelter Company, d/b/a Glatfelter, and its directors, officers, agents, employees, and insurers, and its respective past, present, and future parents, affiliated companies, subsidiaries, successors, and assigns (the “Releasees”). Glatfelter and I have agreed to the following terms to resolve, settle and terminate any dispute or claim we may have about my employment with Glatfelter, including but not limited to my departure therefrom:

The “Termination Date” as used herein, and as it relates to my departure from employment with the Company, shall be January 31, 2005.

If I accept this offer by signing this Agreement and General Release, Glatfelter shall make the following payments and provide the following benefits, provided that I abide by the terms and conditions hereof:

(a) Severance Pay: The Company will pay me 52 weeks pay (hereinafter “Severance Period”), less applicable withholdings, in accordance with the Company’s regular payroll practices. Payments begin February 1, 2005 and will continue for 52 consecutive weeks.

(b) Healthcare Benefits:

(i) If I accept this offer, and elect to continue health and dental benefits under COBRA, the Company will bridge the difference between my regular medical benefit premium, (the “employee portion”), and the full COBRA payment, for a minimum of 2 months and a maximum of the length of the severance period. The employee portion will either be deducted from my severance payments, or I may be billed appropriately. This COBRA “bridge” benefit will cease if I become eligible for reasonably equivalent healthcare benefits at the employer’s expense with a new employer during the Severance Period. I understand that after the end of my Severance Period (or such earlier date as of which this COBRA “bridge” benefit shall cease), I will be responsible for the full cost of COBRA coverage.

(ii) If I accept this offer and elect to receive “bridge” payments by the Company for continued health and dental benefits under COBRA, I am hereby waiving any and all rights or entitlements I may have to future benefits under the Company’s retiree medical plan. I will be presumed to have elected to receive “bridge” payments unless I specifically request in writing upon the acceptance of this offer that the Company not make such payments. I understand that the Company reserves its rights to modify, amend or terminate retiree medical benefits at any time. Therefore, I understand that I am not guaranteed any future retiree medical benefits, even if I opt out of “bridge” payments under this offer.

(c) Outplacement Assistance: The Company will provide an outplacement services package, which will be arranged for and paid by the Company. Quinlivan and Company will provide the outplacement services. The Company also will provide a mutually agreed upon letter of reference if requested. All such requests for references must be directed to either the Chief Financial Officer or the Director of Corporate Human Resources & Global Compensation & Benefits.

(d) Executive Stock Options: With respect to Company stock options which have been granted to me under the terms of the Company’s 1992 Key Employee Long-Term Incentive Plan (“the LTIP”), and for which my right to exercise is vested immediately prior to my Termination Date, the Compensation Committee of the Board will act, pursuant to its authority under the Section 6.4(j) of the LTIP, to extend the post-termination exercise period for such vested stock options to March 21, 2006, but not beyond the expiration of the stated term of the applicable stock option.

(e) Restricted Stock Awards & Performance Cash Plan. With respect to Company Restricted Stock Awards and Performance Cash Plan granted to me under the LTIP in 2000, 2001, and 2002, the performance periods for which end December 31, 2004, December 31, 2005, and December 31, 2005, respectively, I understand that the Compensation Committee must determine whether the corporate performance goals for the Award have or will be satisfied, and that if such performance goals for a performance period are determined not to be satisfied, then my Restricted Stock Award and Performance Cash Plan with respect to that performance period will not be paid. The Compensation Committee will act, pursuant to its authority under Section 7.2(f) of the LTIP, to waive the requirement that I remain employed during the performance period with respect to my 2002 Restricted Stock Award and Performance Cash Plan. In the event that, following the close of the applicable performance period and the certification by the Compensation Committee that the performance goals specified in the Restricted Stock Award Certificate(s) and Performance Cash Plan and all other material terms of the award have been satisfied, the Company shall transfer to me, as soon as practicable following the Compensation Committee’s certification as aforesaid, shares of Company common stock (less applicable withholding) equal to the number of shares specified in the applicable Restricted Stock Award Certificate multiplied by a fraction, the denominator of which is the number of whole calendar months in the performance period and the numerator of which is the number of whole calendar months during the performance period that I was actively employed by the Company prior to the Termination Date. The Company will also pay the Performance Cash Plan amount upon certification by the Compensation Committee that the performance goals specified under the Plan and all other material terms of the Plan have been satisfied. Such transfer may be modified or delayed as necessary to comply with federal tax rules relating to deferred compensation. If the Company makes a payment to holders of Restricted Stock Awards or Performance Cash Plan in lieu of or on account of the performance periods ending December 31, 2004 or December 31, 2005, I will be included among the participants who receive such payments as if my employment had not been terminated.

(f) Long-term Disability. I will remain eligible for coverage under the Company’s long-term disability plan, with respect to a qualifying illness or injury I may suffer during the Severance Period, but before the date I become covered under the long-term disability plan or arrangement with a new employer. I understand that the Company reserves the right to modify, amend or terminate its program of long-term disability benefits at any time and will inform me if they do so.

(g) Employee Assistance Plan: The Employee Assistance Program will be extended beyond my Termination Date, and will include a maximum of three (3) sessions during the Severance Period.

(h) Vacation: If I accept this offer, the Company will pay my unused and remaining vacation entitlement of 5 weeks for the year 2005. Said payment will be processed February 28, 2005.

(i) The Company will permit me to retain and use my Company-issued computer and cell phone throughout the Severance Period.

(j) The Company will reimburse me for reasonable out-of-pocket business expenses incurred at the Company’s request and on its behalf through the Severance Period.

(k) If I reasonably determine that I am eligible for unemployment compensation and make a claim for such compensation, the Company will not oppose (and will cooperate in) that claim.

(l) The Company will reimburse me for (or pay on my behalf) the reasonable costs of legal counsel of my choosing in connection with my termination of employment and this Agreement.

3. Even if I do not accept this offer and sign this Agreement and General Release:

(a) The Company will pay me any and all bonuses, incentives, and/or commissions that were earned in the year preceding my termination, but are still due as of the Termination Date.

(b) The Company will pay me all compensation and benefits on account of my employment prior to my termination date, including 401(k) matching contributions and pension credit for the portion of 2005 during which I was an employee. I understand that Employee 401(k) contributions and any matching employer 401 (k) contributions cease as of my employment termination date, regardless of whether I accept this offer.

(c) Further, regardless of whether I accept this offer, I understand that I will receive a COBRA notice regarding continuation of healthcare benefits, under which I may continue health AND dental insurance benefits for up to 18 months. My election of COBRA coverage is subject to Section 2(b).

(d) I will be eligible for payment of the Final Average Compensation Pension subject to the terms and conditions of the Company’s Supplemental Executive Retirement Plan (the “SERP”). I understand that the terms of the SERP may be modified to conform to the requirements of section 409A of the Internal Revenue Code.

4. The payments and promises by the Company set forth in this Agreement are in full satisfaction of all bonus pay, profit-sharing, stock options, relocation expenses, termination benefits, statutory entitlements or other compensation to which I may be entitled by virtue of my employment with Glatfelter or separation therefrom. I understand that the payments and benefits outlined in paragraph 2 (a)-(l) above are in addition to any other payment or benefit to which I otherwise may be entitled under any of Glatfelter’s benefit plans and are valuable benefits that I would not be otherwise be entitled to if I do not accept this offer.

5. In consideration for the payments and benefits which Glatfelter will provide to me under Paragraph 2 (a)-(l) above, on behalf of myself and my heirs, estate, executors, administrators, successors, and assigns, I knowingly and voluntarily release and agree to forever hold harmless Glatfelter and its directors, officers, agents, employees, insurers, affiliated companies, subsidiaries, successors and assigns (the “Releasees”) from all actions, causes of action, claims, disputes, judgments, obligations, damages, and liabilities from any and all known and unknown claims, which I, my heirs, executors, administrators and assigns may presently have, including, but not limited to:

(a) Any claim relating to my employment with Glatfelter or lack of employment with Glatfelter, including but not limited to, my employment termination and any Glatfelter actions which led to that termination;

(b) Any claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally-protected class;

(c) Any allegation, claim or violation arising under:

Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act (“ADA”); the Employee Retirement Income Security Act of 1974, (“ERISA”); the federal Fair Labor Standards Act, including the Equal Pay Act; the Age Discrimination in Employment Act of 1967, (the “ADEA”); the Family and Medical Leave Act of 1993 (the “FMLA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Act pertaining to the Employment and Reemployment Rights of Members of the Uniformed Services, (“USERRA”); the Immigration Reform and Control Act, the Occupational Safety and Health Act; the National Labor Relations Act; the Pennsylvania Human Relations Act, and all regulations pertaining to the above statutes, as any of the foregoing may have been amended; as well as any and all other tort, contract, or statutory claims, and claims for wrongful misdoings related to my employment, including but not limited to the termination of that employment; and/or claims for attorney’s fees, punitive, compensatory and liquidated damages, expenses or costs;

(d) Any claim for attorneys’ fees, including litigation expenses or costs; and

(e) In addition, I understand that nothing in this Agreement shall be construed to prohibit me from engaging in any activity that is protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A. However, I hereby waive and release any claim that I may currently have for retaliation under the Sarbanes-Oxley Act.

6.	I understand and agree that this Agreement and General Release extends to every claim, known or unknown, suspected or unsuspected, past or present, other than workers’ compensation or unemployment compensation claims, or claims for any accrued benefit under the terms of any employee benefit plan within the meaning of ERISA maintained by Glatfelter, except that it will apply to any severance benefits that might otherwise be payable outside of this Agreement.

7.	I release and discharge Releasees not only from any and all such claims and causes of action which I could make on my own behalf, but also those that may or could be brought by any person or organization on my behalf, and I specifically waive any right to become and promise not to become a member of any class in any proceeding or case in which any such claim or cause of action against Releasees may arise, in whole or in part, from any event which occurred on or before the date I execute this Agreement and General Release.

8.	I represent and warrant that I have not filed any charges, complaints, claims or actions against the Company or any of the other Releasees, based on any event that took place on or before the date I execute this Agreement and General Release. I further represent that I have not previously assigned or transferred or purported to have assigned or transferred to any person or entity, any claim released by me under the Agreement and General Release.

9.	The release and waiver set forth in this Agreement and General Release does not prohibit me from filing an administrative charge of alleged discrimination with the Equal Employment Opportunity Commission. However, I waive any right to monetary or other recovery should any federal, state or local administrative agency pursue any claim on my behalf relating in any way to my employment with the Company, to my separation from employment with the Company, or to any of the claims that are otherwise subject to the release and waiver of claims set forth in this Agreement and General Release.

10.	I represent that I am not aware of any facts that would support any claim of discrimination or other unlawful conduct by any other current or former employee of the Company against the Company or any of the other Releasees.

11.	I represent and warrant that by my termination date I will have delivered to the Company all Company documents, keys, credit cards, equipment and other materials acquired during the course of my employment with Glatfelter, except as otherwise provided by this Agreement or by the Company’s permission. I further agree that I will not make use of or disclose to anyone, without the prior written consent of the Company, any nonpublic information or documents concerning or related to the Company, whether confidential or not, that I have acquired to date.

In addition, I will not discuss the Company’s business, prospects, methods of operation, or other similar topics with anyone other than the Officers or members of the Board of Directors of the Company and I will not engage in any activities or make any statements that may disparage or reflect negatively on the Company, its officers, directors or shareholders. This provision shall include, but not be limited to, Internet postings under an alias, as well as anonymous media contacts.

Other than the fact of my termination, I will keep the terms and conditions of this Agreement, and any related agreements, and all matters concerning them confidential, except that I may reveal the terms and conditions of this Agreement and any subsequent agreements to my immediate family, my attorney and/or financial advisor, if any, so long as they first agree not to disclose the information to anyone else.

12. I agree to cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, and actual, or threatened litigation involving the Company. The Company understands and agrees that the reasonableness of its requests may be affected by commitments to conduct a search or my commitments to another employer, and that such commitments may limit my ability to devote significant amounts of time to the assistance of the Company as aforesaid. It is my, and the Company’s, intent that my cooperation will be requested, and undertaken, in good faith with due regard both to the Company’s reasonable expectations and my other commitments. Should the parties determine that such requests extend beyond 40 hours in the aggregate, the parties agree to review the time requirements and compensation associated with these requests. The Company will reimburse me for all reasonable out –of- pocket expenses that I may incur as a result of such cooperation.

13. This Agreement is the entire agreement between Glatfelter and me on any matter relating to my employment with Glatfelter, including but not limited to the termination of that employment. It supersedes all other agreements between Glatfelter and me, other than any Employee’s Agreement executed at the commencement of my employment, which shall remain in full force and effect to the extent that it is not inconsistent with the terms herein. In the event of an inconsistency, the terms herein shall prevail. No other consideration, agreement, plan, representation, oral statement, understanding, or course of conduct not expressly set forth in this Agreement should be implied or is binding. I expressly state that I am not relying upon any other agreement, plan, representation, statement, omission, understanding or course of conduct not expressly set forth herein. I understand and agree that neither Glatfelter nor I shall at any time or for any purpose construe this Agreement as an admission of any liability or wrongdoing.

14. I agree that if any provision of this Agreement and General Release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties’ intention as set forth in this Agreement and General Release to the extent permissible and the remaining provisions of this Agreement and General Release shall not be affected thereby and shall remain in full force and effect. This Agreement and Release shall be governed by Pennsylvania law, without giving effect to the principles of conflicts of law under Pennsylvania law, and jurisdiction and venue shall be proper in any state or federal court covering York County, Pennsylvania.

15. If any suit is brought relating to this Agreement or any breach of it, either by me or by Glatfelter, the prevailing party in such suit shall be entitled to reimbursement for reasonable costs, expenses and attorneys’ fees incurred by it in such suit, as well as any and all other remedies, including injunctive relief. Glatfelter shall be entitled to seek preliminary injunctive relief, without requirement for posting a bond, to enforce the terms of this Agreement. I also understand and agree that, if the Company asserts that I have violated the terms and conditions of this Agreement, the Company shall notify me of the alleged violation and afford me the reasonable opportunity to cure the alleged violation before taking any further action to enforce its rights under this Agreement.

16. This Agreement and Release may not be amended except by a written agreement that has been executed by me and by an officer of Glatfelter on behalf of Glatfelter.

17. I acknowledge that I carefully have read and understand the provisions of this Agreement and General Release and that I have twenty-one (21) days from the date I receive a copy of the Agreement and General Release to consider entering into this Agreement and General Release and accepting the benefits described in paragraph 2 hereof. If I sign and return this Agreement and General Release, to [the Director of Corporate Human Resources] before the end of the twenty-one (21) day period, I acknowledge that I will have voluntarily waived my right to consider the Agreement and General Release for the full twenty-one (21) days.

18. I understand that the effective date of this Agreement shall be my last date of active employment with the Company, but that I shall not be entitled to receive any payments or benefits under Section 2(a)-(l) until the normal payroll period following my execution and return of this Agreement and General Release to the Company, and the expiration of the revocation period described in paragraph 21.

19. I also acknowledge that Glatfelter has advised me in writing to consult with an attorney of my own choosing with regard to entering into this Agreement. I have executed this Agreement voluntarily and with full knowledge of its significance, meaning, and binding effect.

20. I acknowledge that my decision to sign this Agreement and General Release has not been influenced in any way by fraud, duress, coercion, mistake or misleading information and that I have not relied upon any information except what is set forth in this Agreement and General Release.

21. I acknowledge that I may revoke this Agreement and General Release within seven (7) days of my execution of this document by submitting a written notice of my revocation to [the Director of Corporate Human Resources]. I also understand that this Agreement and General Release shall not become effective or enforceable until the expiration of that seven (7) day period.

INTENDING TO BE LEGALLY BOUND HEREBY, __C. Matthew Smith_     , has executed this Agreement and General Release, as of the date indicated below, consisting of seven (7) pages.

Signed:      /s/ C. Matthew Smith      For the Company:_/s/ William T. Yanavitch

Date:      1/31/05          Date:      1/31/05